Exhibit 3.1

THE PARKING REIT, INC.

ARTICLES OF AMENDMENT

The Parking REIT, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  At the Effective Time (as defined below), Article I of the charter of the Company (the “Charter”) is hereby amended to change the name of the Company to:

Mobile Infrastructure Corporation

SECOND:  The amendment to the Charter as set forth above has been duly approved by the Board of Directors of the Company, and no stockholder approval was required, pursuant to Section 2-605(a)(1) of the Maryland General Corporation Law.

THIRD:  The amendment to the Charter set forth above shall take effect on November __12, 2021 at 11:59 a.m. Eastern Time (the “Effective Time”).

FOURTH:  Each undersigned officer of the Company acknowledges these Articles of Amendment to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under penalties for perjury.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer, and attested to by its Secretary, on this 10th day of November, 2021.

ATTEST:	THE PARKING REIT, INC.

/s/ Stephanie Hogue	By:	/s/ Manuel Chavez	(SEAL)
Stephanie Hogue		Manuel Chavez
President and Secretary		Chief Executive Officer